                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                              (Amendment No. __ )*


                       ADELPHIA COMMUNICATIONS CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


                 CLASS A COMMON STOCK, $.01 PAR VALUE PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   00684 810-5
--------------------------------------------------------------------------------
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed

[ ]     Rule 13d - 1(b)
[ ]     Rule 13d - 1(c)
[X]     Rule 13d - 1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                  SCHEDULE 13G

----------------------------                             -----------------------
CUSIP No. 00684 810-5                                        Page 2 of 14 Pages
----------------------------                             -----------------------

--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    THE CLAIRE TOW TRUST
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (See Instructions)

           (a)   [ ]
           (b)   [X]
--------------------------------------------------------------------------------
 3         SEC USE ONLY

--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     STATE OF NEW YORK
--------------------------------------------------------------------------------
                     5        SOLE VOTING POWER

                                       17,307,308 SHARES

                    ------------------------------------------------------------
    NUMBER OF        6        SHARED VOTING POWER
      SHARES
   BENEFICIALLY                        0 shares
     OWNED BY       ------------------------------------------------------------
       EACH          7        SOLE DISPOSITIVE POWER
    REPORTING
      PERSON                           17,307,308 SHARES
       WITH         ------------------------------------------------------------
                     8        SHARED DISPOSITIVE POWER

                                       0 shares

--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    17,307,308 SHARES

--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
                                                                             [ ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    7.635%

--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON (See Instructions)

--------------------------------------------------------------------------------

                                  SCHEDULE 13G

----------------------------                             -----------------------
CUSIP No. 00684 810-5                                        Page 3 of 14 Pages
----------------------------                             -----------------------

--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    The Leonard and Claire Tow Charitable Trust, Inc.
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (See Instructions)

           (a)   [ ]
           (b)   [X]
--------------------------------------------------------------------------------
 3         SEC USE ONLY

--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     State of Connecticut

--------------------------------------------------------------------------------
                     5        SOLE VOTING POWER

                                       2,064,039 Shares
                    ------------------------------------------------------------
    NUMBER OF        6        SHARED VOTING POWER
      SHARES
   BENEFICIALLY                        0 Shares
     OWNED BY       ------------------------------------------------------------
       EACH          7        SOLE DISPOSITIVE POWER
    REPORTING
      PERSON                           2,064,039 Shares
       WITH         ------------------------------------------------------------
                     8        SHARED DISPOSITIVE POWER

                                       0 Shares

--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    2,064,039 Shares

--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
                                                                             [ ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    .911%

--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON (See Instructions)

--------------------------------------------------------------------------------

                                  SCHEDULE 13G

----------------------------                             -----------------------
CUSIP No. 00684 810-5                                        Page 4 of 14 Pages
----------------------------                             -----------------------

--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    The Tow Charitable Remainder Unitrust #1
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (See Instructions)

           (a)   [ ]
           (b)   [X]
--------------------------------------------------------------------------------
 3         SEC USE ONLY

--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     State of Connecticut

--------------------------------------------------------------------------------
                     5        SOLE VOTING POWER

                                       1,061,960 Shares
                    ------------------------------------------------------------
    NUMBER OF        6        SHARED VOTING POWER
      SHARES
   BENEFICIALLY                        0 Shares
     OWNED BY       ------------------------------------------------------------
       EACH          7        SOLE DISPOSITIVE POWER
    REPORTING
      PERSON                           1,061,960 Shares
       WITH         ------------------------------------------------------------
                     8        SHARED DISPOSITIVE POWER

                                       0 Shares
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    1,061,960 Shares

--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
                                                                             [ ]

--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    .468%

--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON (See Instructions)

                    CO

--------------------------------------------------------------------------------

                                  SCHEDULE 13G

----------------------------                             -----------------------
CUSIP No. 00684 810-5                                        Page 5 of 14 Pages
----------------------------                             -----------------------

--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    The Tow Foundation, Inc.
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (See Instructions)

           (a)   [ ]
           (b)   [X]
--------------------------------------------------------------------------------
 3         SEC USE ONLY

--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     State of Delaware

--------------------------------------------------------------------------------
                     5        SOLE VOTING POWER

                                       386,331 Shares
                    ------------------------------------------------------------
    NUMBER OF        6        SHARED VOTING POWER
      SHARES
   BENEFICIALLY                        0 Shares
     OWNED BY       ------------------------------------------------------------
       EACH          7        SOLE DISPOSITIVE POWER
    REPORTING
      PERSON                           386,331 Shares
       WITH         ------------------------------------------------------------
                     8        SHARED DISPOSITIVE POWER

                                       0 Shares
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    386,331 Shares

--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
                                                                             [ ]

--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    .170%

--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON (See Instructions)

                    CO

--------------------------------------------------------------------------------

                                  SCHEDULE 13G

----------------------------                             -----------------------
CUSIP No. 00684 810-5                                        Page 6 of 14 Pages
----------------------------                             -----------------------

--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    Claire Tow

--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (See Instructions)

           (a)   [ ]
           (b)   [X]
--------------------------------------------------------------------------------
 3         SEC USE ONLY

--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     United States

--------------------------------------------------------------------------------
                     5        SOLE VOTING POWER

                                       140,160 Shares
                    ------------------------------------------------------------
    NUMBER OF        6        SHARED VOTING POWER
      SHARES
   BENEFICIALLY                        0 Shares
     OWNED BY       ------------------------------------------------------------
       EACH          7        SOLE DISPOSITIVE POWER
    REPORTING
      PERSON                           140,160 Shares
       WITH         ------------------------------------------------------------
                     8        SHARED DISPOSITIVE POWER

                                       0 Shares
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    140,160 Shares

--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
                                                                             [X]

--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    .062%

--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON (See Instructions)

                    IN

--------------------------------------------------------------------------------

                                  SCHEDULE 13G

----------------------------                             -----------------------
CUSIP No. 00684 810-5                                        Page 7 of 14 Pages
----------------------------                             -----------------------

--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    Leonard Tow

--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (See Instructions)

           (a)   [ ]
           (b)   [X]
--------------------------------------------------------------------------------
 3         SEC USE ONLY

--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     United States

--------------------------------------------------------------------------------
                     5        SOLE VOTING POWER

                                       6,095,762 Shares
                    ------------------------------------------------------------
    NUMBER OF        6        SHARED VOTING POWER
      SHARES
   BENEFICIALLY                        0 Shares
     OWNED BY       ------------------------------------------------------------
       EACH          7        SOLE DISPOSITIVE POWER
    REPORTING
      PERSON                           6,095,762 Shares
       WITH         ------------------------------------------------------------
                     8        SHARED DISPOSITIVE POWER

                                       0 Shares
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    6,095,762 Shares

--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
                                                                             [X]

--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    2.689%

--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON (See Instructions)

                    IN

--------------------------------------------------------------------------------

                                  SCHEDULE 13G

----------------------------                             -----------------------
CUSIP No. 00684 810-5                                        Page 8 of 14 Pages
----------------------------                             -----------------------

--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    David Z. Rosensweig

--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (See Instructions)

           (a)   [ ]
           (b)   [X]
--------------------------------------------------------------------------------
 3         SEC USE ONLY

--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     United States

--------------------------------------------------------------------------------
                     5        SOLE VOTING POWER

                                       5,000 Shares
                    ------------------------------------------------------------
    NUMBER OF        6        SHARED VOTING POWER
      SHARES
   BENEFICIALLY                        0 Shares
     OWNED BY       ------------------------------------------------------------
       EACH          7        SOLE DISPOSITIVE POWER
    REPORTING
      PERSON                           5,000 Shares
       WITH         ------------------------------------------------------------
                     8        SHARED DISPOSITIVE POWER

                                       0 Shares
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    5,000 Shares

--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
                                                                             [X]

--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    .002%

--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON (See Instructions)

                    IN

--------------------------------------------------------------------------------

                                  SCHEDULE 13G

----------------------------                             -----------------------
CUSIP No. 00684 810-5                                        Page 9 of 14 Pages
----------------------------                             -----------------------

ITEM 1(A)           NAME OF ISSUER:

                         Adelphia Communications Corporation

ITEM 1(B)           ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                         One North Main Street
                         Coudersport, PA  16915-1141

ITEM 2(A)           NAME OF PERSON FILING:

                         1.   The Claire Tow Trust
                         2.   The Leonard and Claire Tow Charitable Trust, Inc.
                         3.   The Tow Charitable Remainder Unitrust # 1
                         4.   The Tow Foundation, Inc.
                         5.   Claire Tow
                         6.   Leonard Tow
                         7.   David Z. Rosensweig

                              The filing persons are filing this joint Schedule
                         13G because they may be regarded as a group. However, each filing person disclaims beneficial ownership of the shares owned by the other filing persons and disclaims membership in a group, and this filing shall not constitute an acknowledgment that the filing persons constitute a group.

ITEM 2(B)           ADDRESS OF PRINCIPAL OFFICE, OR IF NONE, RESIDENCE:

                         The Claire Tow Trust
                         The Leonard and Claire Tow Charitable Trust, Inc. The Tow Charitable Remainder Unitrust # 1
                         The Tow Foundation, Inc.
                              c/o David Z. Rosensweig
                                  Lexington Avenue
                                  New York, NY  10168

                         Claire Tow
                         Leonard Tow
                              160 Lantern Ridge Road
                              New Canaan, CT  06840

                         David Z. Rosensweig
                              380 Lexington Avenue
                              New York, NY  10168

                                  SCHEDULE 13G

----------------------------                             -----------------------
CUSIP No. 00684 810-5                                       Page 10 of 14 Pages
----------------------------                             -----------------------

ITEM 2(C)           CITIZENSHIP:

                         1.   The Claire Tow Trust:                New York
                         2.   The Leonard and Claire Tow
                              Charitable Trust, Inc.:              Connecticut
                         3.   The Tow Charitable Remainder
                              Unitrust #1:                         New York
                         4.   The Tow Foundation, Inc.:            Delaware
                         5.   Claire Tow:                          United States
                         6.   Leonard Tow:                         United States
                         7.   David Z. Rosensweig:                 United States

ITEM 2(D)           TITLE OF CLASS OF SECURITIES:

                         Class A Common Stock, $.01 par value per share.

ITEM 2(E)           CUSIP NUMBER:

                         00684 810-5

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

                         Not applicable.

                                  SCHEDULE 13G

----------------------------                             -----------------------
CUSIP No. 00684 810-5                                       Page 11 of 14 Pages
----------------------------                             -----------------------

ITEM 4              (a)  Amount Beneficially Owned:

                         1.  The Claire Tow Trust              17,307,308 Shares
                         2.  The Leonard and Claire Tow
                             Charitable Trust, Inc.             2,064,039 Shares
                         3.  The Tow Charitable Remainder
                             Unitrust # 1                       1,061,960 Shares
                         4.  The Tow Foundation, Inc.             386,331 Shares
                         5.  Claire Tow:
                             Directly:                            140,160 Shares
                             May be deemed to share beneficial ownership of shares owned directly by:
                             i.     The Claire Tow Trust       17,307,308 Shares
                             ii.    The Leonard & Claire Tow
                                    Charitable Trust, Inc.      2,064,039 Shares
                             iii.   The Tow Foundation, Inc.      386,331 Shares
                                                               ----------
                                                       TOTAL:  19,757,678 Shares

                             Claire Tow disclaims beneficial ownership of shares held by each and all of the above entities and by Leonard Tow.

                         6.  Leonard Tow:
                             Directly:                          6,095,762 Shares
                             May be deemed to share beneficial ownership of shares owned directly by:
                             i.     The Claire Tow Trust       17,307,308 Shares
                             ii.    The Leonard & Claire Tow
                                    Charitable Trust, Inc.      2,064,039 Shares
                             iii.   The Tow Foundation, Inc.      386,331 Shares
                             iv.    Citizens Communications
                                    Company                     3,059,007 Shares
                                                               ----------
                                                       TOTAL:  22,816,685 Shares

                             Leonard Tow disclaims beneficial ownership of shares held by each and all of the aforesaid entities and by Claire Tow.

                         7.  David Z. Rosensweig:
                             Directly:                              5,000 Shares
                             May be deemed to share beneficial ownership of shares owned directly by:
                             i.     The Claire Tow Trust       17,307,308 Shares
                             ii.    The Leonard & Claire Tow
                                    Charitable Trust, Inc.      2,064,039 Shares
                             iii    The Tow Charitable Remainder
                                    Unitrust # 1                1,061,960 Shares
                             iv.    The Tow Foundation, Inc.      386,331 Shares
                                                               ----------
                                                       TOTAL:  20,819,638 Shares

                             David Z. Rosensweig disclaims beneficial ownership of shares held by each and all of the above entities.

                                  SCHEDULE 13G

----------------------------                             -----------------------
CUSIP No. 00684 810-5                                       Page 12 of 14 Pages
----------------------------                             -----------------------

ITEM 4              (b)  Percent of Class:
(CON'T.)
                         1.  The Claire Tow Trust                          7.635%
                         2.  The Leonard & Claire Tow Charitable
                             Trust, Inc.                                    .911%
                         3.  The Tow Charitable Remainder Unitrust #1       .468%
                         4.  The Tow Foundation, Inc.                       .170%
                         5.  Claire Tow
                             Directly:                                      .062%
                             Together with the entities referenced
                             in Item 4(a)5:                                9.246%
                         6.  Leonard Tow

                             Directly:                                     2.689%
                             Together with the entities referenced
                             in Item 4(a)6:                               12.755%
                         7.  David Z. Rosensweig
                             Directly:                                      .002%
                             Together with the entities referenced
                             in Item 4(a)7:                                9.187%

                    (c)  Number of Shares as to which such person has:

                         (i)   Sole Voting Power:
                               1.   The Claire Tow Trust              17,307,308
                               2.   The Leonard and Claire Tow
                                    Charitable Trust, Inc.             2,064,039
                               3.   The Tow Charitable Remainder
                                    Unitrust # 1                       1,061,960
                               4.   The Tow Foundation, Inc.             386,331
                               5.   Claire Tow                           140,160
                               6.   Leonard Tow                        6,095,762
                               7.   David Z. Rosensweig                    5,000

                         (ii)  Shared Power to Vote or Direct the Vote:

                                1.   The Claire Tow Trust                    -0-
                                2.   The Leonard and Claire Tow
                                     Charitable Trust, Inc.                  -0-
                                3.   The Tow Charitable Remainder
                                     Unitrust # 1                            -0-
                                4.   The Tow Foundation, Inc.                -0-
                                5.   Claire Tow                             *-0-
                                6.   Leonard Tow                            *-0-
                                7.   David Z. Rosensweig                    *-0-
                          * But see Item 4(a).

                                  SCHEDULE 13G

----------------------------                             -----------------------
CUSIP No. 00684 810-5                                       Page 13 of 14 Pages
----------------------------                             -----------------------

ITEM 4                   (iii) Sole Power to Dispose or to Direct the
(CON'T.)                       Disposition of:

                               1.   The Claire Tow Trust              17,307,308
                               2.   The Leonard and Claire Tow
                                    Charitable Trust, Inc.             2,064,039
                               3.   The Tow Charitable Remainder
                                    Unitrust # 1                       1,061,960
                               4.   The Tow Foundation, Inc.             386,331
                               5.   Claire Tow                           140,160
                               6.   Leonard Tow                        6,095,762
                               7.   David Z. Rosensweig                    5,000

                         (iv) Shared Power to Dispose of or Direct the Disposition of:

                               1.   The Claire Tow Trust                     -0-
                               2.   The Leonard and Claire Tow
                                    Charitable Trust, Inc.                   -0-
                               3.   The Tow Charitable Remainder
                                    Unitrust # 1                             -0-
                               4.   The Tow Foundation, Inc.                 -0-
                               5.   Claire Tow                              *-0-
                               6.   Leonard Tow                             *-0-
                               7.   David Z. Rosensweig                     *-0-
                         * But see Item 4(a).

ITEM 5              OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                         Not applicable.

ITEM 6              OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                    PERSON:

                         No other person is known to have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of the shares of Class A Common Stock held by the filing persons.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                         Not applicable.

ITEM 8              IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                         See Item 2(a).

ITEM 9              NOTICE OF DISSOLUTION OF GROUP:

                         Not applicable.

ITEM 10             CERTIFICATION:

                         Not applicable.

                                  SCHEDULE 13G

----------------------------                             -----------------------
CUSIP No. 00684 810-5                                       Page 14 of 14 Pages
----------------------------                             -----------------------

SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 2002       The Claire Tow Trust
       -----------------


                               By: /s/ DAVID Z. ROSENSWEIG
                                   --------------------------------------------
                                   David Z. Rosensweig, Trustee


                               The Leonard and Claire Tow Charitable Trust, Inc.


                               By: /s/ DAVID Z. ROSENSWEIG
                                   --------------------------------------------
                                   David Z. Rosensweig, Secretary


                               The Tow Charitable Remainder Unitrust Trust # 1


                               By: /s/ DAVID Z. ROSENSWEIG
                                   --------------------------------------------
                                   David Z. Rosensweig, Trustee


                               The Tow Foundation, Inc.


                               By: /s/ DAVID Z. ROSENSWEIG
                                   --------------------------------------------
                                   David Z. Rosensweig, Secretary


                               CLAIRE TOW


                               By: /s/ DAVID Z. ROSENSWEIG, Attorney in Fact
                                   --------------------------------------------
                                   David Z. Rosensweig, Attorney in Fact


                               LEONARD TOW


                               By: /s/ DAVID Z. ROSENSWEIG, Attorney in Fact
                                   --------------------------------------------
                                   David Z. Rosensweig, Attorney in Fact


                               DAVID Z. ROSENSWEIG


                                   /s/ DAVID Z. ROSENSWEIG
                                   --------------------------------------------
                                   David Z. Rosensweig